EXHIBIT 10.55

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of February 26, 2016, is entered into by and between HC2 Holdings, Inc. (the “Company”), and Paul Robinson (“Executive”).
WHEREAS, the Company has offered to employ Executive, and Executive has agreed to be employed by the Company, pursuant to the terms of this Agreement,
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.
Term. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company as an at-will employee as of a mutually agreed date in March, 2016. Executive’s first day of employment is the “Start Date.” As an at-will employee, the Company may terminate Executive’s employment at any time, with or without reason, and Executive may resign at any time, with or without reason, both subject to the notice provisions in Section 5. The entire period during which Executive is employed by the Company is at times referred to herein as the “Employment Period.”

2.	Definitions. For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

(a)
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has a direct or indirect ownership interest of more than five percent (5%) shall be treated as an Affiliate of the Company.

(b)
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

(d)
“Subsidiary” means, with respect to any Person, (i) any corporation of which at least a majority of the voting power with respect to the capital stock is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, at least a majority of the total equity or other ownership interest therein.

(e)
“Termination Date” means the last day that Executive is employed by the Company. For the avoidance of doubt, the Termination Date shall mean the last date of employment, whether such day is selected by mutual agreement with Executive or unilaterally by the Company or by Executive and whether with or without advance notice.

3.	Duties and Responsibilities.

(a)
Executive agrees to be employed by the Company and be actively engaged in the business and activities of the Company and its Affiliates during the Employment Period, and to devote substantially all of Employee’s business time and attention to the Company and its Affiliates and the promotion of its business and interests. During the Employment Period, Executive agrees to use his reasonable best efforts to ensure that the business and activities of the Company and its Affiliates are conducted in compliance with all applicable laws, rules and regulations in all material respects. Executive shall be employed hereunder with the title Chief Legal Officer of the Company with such duties and responsibilities customarily associated with this position under Delaware law, as directed by, and reporting solely to, the Chief Executive Officer of the Company, and if required by law or listing rules, to the Company’s Board of Directors. Executive agrees to cooperate with requests of the Company to provide services to the Company’s Affiliates in accordance with Company policies.

(b)
During the Employment Period, Executive shall use Executive’s reasonable best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Executive’s duties and responsibilities hereunder. For the avoidance of doubt, during the Employment Period, Executive shall not (i) be permitted to become employed by, or to render services for or to, any Person other than the Company and its Affiliates, (ii) be permitted to be a member of the board of directors of any Person (other than charitable or nonprofit organizations), in any case without the consent of the Company, and (iii) be directly or indirectly materially engaged or interested in any business activity, trade or occupation (other than employment with the Company and its Affiliates as contemplated by this Agreement); provided that nothing herein shall preclude Executive from (x) engaging in charitable, educational, industry or community affairs, (y) managing his personal investments, or (z) providing consulting services as specifically described in writing to the Chief Administrative Officer of the Company in January 2016, to the extent that such activities do not either violate Section 7 of this Agreement, or interfere in any material way (either at any time or cumulatively) with the performance of Executive’s duties hereunder.

(c)	Executive shall relocate his residence to the New York City metropolitan area before July 30, 2016.

4.	Compensation and Related Matters.

(a)
Base Compensation. During the Employment Period, for all services rendered under this Agreement, Executive shall receive aggregate annual base salary (“Base Salary”) at a rate of $300,000 per annum, payable in accordance with payroll practices applicable to Company employees.

(b)
Signing Bonus. In consideration of Executive’s execution of this Agreement, Executive shall receive a cash bonus payment of $600,000 (“Signing Bonus”), which bonus shall be paid to Executive in two equal installments on March 31, 2016, and September 30, 2016, provided, however, Executive will be only entitled to an installment payment of the Signing Bonus if Executive either (i) is employed by the Company on the installment payment date, or (ii) Executive was terminated by the Company Without Cause or resigned for Good Reason before the installment payment date.

(c)
Annual Discretionary Bonus. For each fiscal year in the Employment Period, the Compensation Committee, in its discretion, and in consultation with the Chief Executive Officer, may choose to include Executive under the 2014 Bonus Executive Plan or any successor bonus plan (any such bonus, a “Discretionary Bonus” and such plan, the “Bonus Plan”). If granted, Executive shall be entitled to payment of the Discretionary Bonus only if Executive is employed by the Company on the payment date specified in the Bonus Plan or by decision of the Compensation Committee. The amount, type (cash or equity) and terms of any Discretionary Bonus shall be determined in the sole discretion of the Compensation Committee. The Discretionary Bonuses, if any, are intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

(d)
Relocation Allowance. Provided that Executive relocates his residence to the New York City metropolitan area before July 30, 2016, the Company will pay Executive a $50,000 relocation allowance within thirty (30) days after such relocation.

(e)	Benefits and Perquisites. During the Employment Period, Executive shall be entitled to participate in the benefit plans and programs commensurate with Executive’s position that are provided by the

Company from time to time for comparable executives generally, subject to the terms and conditions of such plans. The Company may alter, modify, add to or delete from, or terminate any of its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by Executive, except that no such action shall adversely affect any previously vested rights of Executive under such plans.

(f)
Business Expense Reimbursements. The Company shall reimburse Executive for reasonable and properly documented business expenses incurred during the Employment Period in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement. Executive will also be reimbursed for up to $25,000 in airfare expenses incurred in commuting from his residence to the Company’s office in New York City, in the period from the Start Date through the earlier of June 30, 2016 or the date Executive relocates his residence to the New York City metropolitan area.

(g)
Interim Housing. In the period from the Start Date through the earlier of June 30, 2016 or the date Executive relocates his residence to the New York City metropolitan area, the Company shall provide a leased apartment to Executive at the Company’s expense.

(h)	Vacation. During the Employment Period, Executive shall be eligible for paid time off (“PTO”) of 20 days annually as provided in applicable Company policies.

(i)
Initial Equity Grant. Within thirty (30) days after the Start Date, Executive shall receive a number of Restricted Stock Units pursuant to the HC2 2014 Omnibus Equity Award Plan (the “Plan”) equal to the quotient of (I) $500,000 divided by (II) the closing price for a share of the Company’s common stock (“Common Stock”) on the Start Date the (“Initial Grant”). The Restricted Period (as defined in the Plan) for the Restricted Stock Units shall lapse on September 30, 2016 (the “Settlement Date”). The Restricted Stock Units shall be subject to the terms of the Plan and an award agreement thereunder in such form as is specified by the Plan or by the Compensation Committee that is provided to Executive on or about the date the Restricted Stock Units are granted, provided, however, notwithstanding any provision of the Plan or the award agreement to the contrary, the Company shall deliver the Common Stock (or a cash payment, or combination of Common Stock and a cash payment, as permitted by the Plan) on the Settlement Date whether or not Executive is employed by the Company on the Settlement Date. The Company shall withhold from Common Stock delivered to Executive as a result of the lapse of the Restricted Period (or from any cash payment made in lieu of delivery of any shares of Common Stock) the number of shares of Common Stock (or amount of cash) as necessary to satisfy the minimum withholding taxes in connection with the vesting of the Restricted Stock Units as may be permitted by law.

(j)
Ongoing Equity Grants. Executive shall be eligible to be considered for equity grants and other long-term incentives at the same time as equity grants and other long-term incentive awards are considered for other senior executives of the Company. Whether Executive is awarded an equity or other long term incentive grant, and the amount and terms of such grant, will be determined by the Compensation Committee in its sole discretion.

5.	Termination of Employment.

(a)
Executive’s employment shall automatically and immediately terminate upon Executive’s death. Executive’s employment may be terminated by the Company at any time because of Disability (defined below), or for Cause (defined below), or for any reason other than Cause or Disability (“Without Cause”), by delivering notice of such termination, and may be terminated by Executive at any time for Good Reason (defined below) or for any other reason, provided, however, Executive shall be required to give the Company at least 30 days advance written notice of any resignation other than for Good Reason, and the Company shall be required to give Executive at least 30 days advance written notice of any termination Without Cause. The Company may, in its discretion, require Executive to cease performing services for the Company, in whole or part, during any portion of such 30 day notice period, in which event the Company will continue to pay Base Salary, if any, and provide benefits (including, but not limited to, continued vesting of equity grants, if any, that would otherwise have vested during such 30 day notice period).

(b)
Following any termination of Executive’s employment, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 4 shall cease as of the Termination Date, except as otherwise provided herein, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder except (i) for payment of any accrued but unpaid Base Salary and PTO earned, and unreimbursed expenses under Section 4(f) incurred, through the Termination Date, (ii) for settlement of the Initial Grant (if that has not yet occurred before the Termination Date), (iii) as set forth in any benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, and (iv) as otherwise expressly required by applicable statute.

(c)
If Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason, then, in addition to the entitlements described in Section 5(b), Executive shall be entitled to (i) any unpaid installment of the Signing Bonus, and (ii) severance payments and benefits in accordance with, and subject to the terms of, the Company’s Severance Guidelines in effect as of the Termination Date.

(i)
“Cause” means: (A) Executive’s willful misconduct in the performance of his duties for the Company that is detrimental to the Company, (B) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony (or the equivalent of a felony in a jurisdiction other than the United States), or any other crime that results in imprisonment, or Executive’s engaging in illegal conduct that is detrimental to the Company, (C) Executive’s material breach of Sections 7, 8 or 10 of this Agreement, (D) Executive’s willful violation of the Company’s written policies that is detrimental to the Company; (E) Executive’s fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company; (F) Executive’s act of personal dishonesty that results in personal profit in connection with Executive’s employment with the Company; (G) Executive’s breach of fiduciary duty owed to the Company; (H) Executive’s being disbarred in any jurisdiction in which he is licensed to practice law, or suspended from the practice of law either (I) in New York, and such suspension is not rescinded within thirty days after it commences, or (II) in any jurisdiction other than New York in which he is licensed to practice law, and such suspension is the result of the commission of a wrongful act by Executive; or (I) Executive’s gross negligence in the performance of his duties, which results in material harm to the Company or its Affiliates (the Company shall make the determination of materiality and shall promptly communicate such determination to Executive); provided, however, that Executive shall be provided a ten (10)-day period to cure any of the events or occurrences described in the immediately preceding clauses (C) or (D) hereof to the extent curable. For purposes hereof, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. An act, or failure to act, based on specific authority given pursuant to a resolution duly adopted by the Board shall be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(ii)
“Disability” means Executive’s incapacity, due to mental, physical or emotional injury or illness, such that Executive is substantially unable to perform his duties hereunder for a continuous period of ninety calendar days, or for more than a total of 85 continuous or non-continuous business days during any 12 month period, subject to reasonable accommodation provisions of applicable laws.

(iii)
“Good Reason” means the occurrence, without Executive’s express written consent, of any of the following: (i) a material diminution in Executive’s authority, duties or responsibilities, any diminution in Executive’s title or position, or any change in the reporting structure whereby Executive is required to report to a Company officer other than the Chief Executive Officer or Chairman; (ii) a reduction in Base Salary set forth in Section 4(a) hereof; (iii) a failure to pay the Signing Bonus in violation of Section 4(b); (iv) the relocation of Executive’s principal place of employment outside of New York City; (v) the failure of the Company’s successor to assume this Agreement; or (vi) any other material breach of a provision of this Agreement by the Company. Executive shall give the Company a written notice specifying in detail the event or circumstances claimed to give rise to Good Reason within 30 days after Executive has knowledge that an event or circumstances constituting Good Reason has occurred, and if Executive fails to provide such timely notice, then such event or circumstances will no longer constitute Good Reason. The Company shall have 30 days to cure the event or circumstances described in such notice, and if such event or circumstances are not timely cured, then Executive must actually terminate employment within 30 days following the expiration of such cure period; otherwise, such event or circumstances will no longer constitute Good Reason.

(d)
Upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, upon the Company’s request Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company) to the extent Executive is then serving thereon.

(e)
The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder. Subject to Section 19 and applicable laws, the Company may offset any amounts due and payable by Executive to the Company or its Subsidiaries against any amounts the Company owes Executive hereunder, consistent with Section 409A of the Internal Revenue Code of 1986, as amended.

6.	Acknowledgments.

(a)
Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets and confidences imparted to him as an attorney for the purpose of providing legal advice to the Company. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b)
Executive acknowledges (i) that the business of the Company and its Affiliates is global in scope, without geographical limitation, and capable of being performed from anywhere in the world, and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, or the location of any of their respective executives or employees (including, without limitation, Executive), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the world.

(c)
Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every commitment and restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area, in light of (i) the scope of the business of the Company and its Affiliates, (ii) the importance of Executive to the business of the Company and its Affiliates, (iii) Executive’s position with the Company, and (iv) Executive’s knowledge of the business of the Company and its Affiliates. Accordingly, Executive agrees (x) to be bound by the provisions of Sections 7, 8, 9, 10 and 11, it being the intent and spirit that such provisions be valid and enforceable in all respects and (y) acknowledges and agrees that Executive shall not object to the Company (or any other intended third-party beneficiary of this Agreement) or any of their respective successors in interest enforcing Sections 7, 8, 9, 10 and 11 of this Agreement. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 7, 8, 9, 10, and 11 may limit Executive in earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents. The Company acknowledges and agrees that the restrictions in Section 7 that apply after the Termination Date are not intended to, and do not, prevent Executive from practicing law or representing clients in his capacity as an attorney, or interfere with any Person’s selection of Executive as such Person’s attorney.

7.	Noncompetition and Nonsolicitation.

(a)
Executive agrees that Executive shall not, directly or indirectly, whether by Executive, through an Affiliate or in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of any other Person:

(i)
while an employee of the Company engage, directly or indirectly, in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) within the United States (including its territories or possessions), and/or other territories (in which the Company, its Affiliates or Subsidiaries conduct business) that competes in the United States and/or such other territories with the Company, its Subsidiaries or Affiliates (“Competitive Activities”) or any business that acquires all or substantially all of the assets of or is otherwise a successor to, the Company (an “Other Employing Entity”);

(ii)
while an employee of the Company and during the period of eighteen (18) months after Executive’s Termination Date, solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of, or other Person who performs services for the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, to resign or leave the employ or engagement of the Company or any of their respective Affiliates or otherwise hire, employ, engage or contract any such employee or Person, or any other Person who provided services to the Company or any of their respective Affiliates during the 6 months prior to such hiring, employment, engagement or contacting, to perform services other than for the benefit of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries;

(iii)
while an employee of the Company solicit, entice, encourage, influence, accept payment from, or provide services to, or attempt to solicit, entice, encourage, influence or accept payment from, or assist any other Person, directly or indirectly, in the solicitation of or providing services to, any Client (as defined below) or any Prospective Client (as defined below), for the direct or indirect benefit of any competitor of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive’s duties to the Company;

(iv)
while an employee of the Company directly or indirectly request or advise any Client or Prospective Client to alter, reduce, terminate, withdraw, curtail, or cancel the Client’s or Prospective Client’s business with the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive’s duties to the Company; or

(v)
while an employee of the Company and during the period of 18 months after Executive’s Termination Date, solicit any agents, advisors, independent contractors or consultants of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries who are under contract or doing business with the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries to terminate, reduce or divert business with or from the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries;

(vi)
For purposes of this Agreement, “Client” means a Person to whom the Company, its Subsidiaries or Affiliates sold goods or provided services, and with whom Executive had substantial contacts, dealings or client relationship responsibilities (either directly or through supervising other employees who had such responsibilities) on behalf of the Company, its Subsidiaries or its Affiliates, at any time while Executive is employed by the Company, and “Prospective Client” means those Persons (X) that the Company is actively soliciting or is planning to solicit; and (Y) with whom Executive has met or with respect to which Executive has obtained Confidential Information in the course of or as a result of his performance of his duties to the Company.

(b)
Notwithstanding Section 7(a), it shall not constitute a violation of Section 7(a) for Executive to hold not more than two percent (2%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in Competitive Activities.

(c)
If a final and non-appealable judicial determination is made by a court of competent jurisdiction that any of the provisions of this Section 7 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 7 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction (and such court shall have the power to reduce the duration or restrict or redefine the geographic scope of such provision and to enforce such provision as so reduced, restricted or redefined).

(d)
Moreover, and without limiting the generality of Section 12, notwithstanding the fact that any provision of this Section 7 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of any such provision.

8.	Nondisclosure of Confidential Information.

(a)
Executive acknowledges that the Confidential Information obtained by Executive while employed hereunder by the Company and its Affiliates is the property of the Company or its Affiliates, as applicable. Therefore, Executive agrees that Executive shall not, whether during or after the Employment Period, disclose, share, transfer or provide access to any unauthorized Person or use for Executive’s own purposes or any unauthorized Person any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) Executive shall, unless prohibited by law, promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)
For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the Company and its Affiliates, or any of their respective present or former members, partners, directors, employees or agents, or the family members thereof including, without limitation, all business information (whether or not in written form) which relates to any of the foregoing Persons, or any of their respective customers, suppliers or contractors or any other third parties in respect of which the Company or any of its Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: investment methodologies, investment advisory contracts, fees and fee schedules; investment performance of the accounts managed by the Company or its respective Affiliates (“Track Records”); technical information or reports; brand names, trademarks, formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer or investor lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; analyses or plans relating to the acquisition or development of businesses, or relating to the sale of Subsidiaries or Company assets; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation, employee evaluations, or other personnel-related information; contracts; supplier lists; information provided to Executive in confidence for the purpose of providing legal advice to the Company or its Affiliates; and legal advice Executive has provided to the Company or its Affiliates. Without limiting the foregoing, Executive agrees to keep confidential the existence of and any information concerning, any dispute between Executive and the Company or their respective Subsidiaries and Affiliates, except that Executive may disclose information concerning such dispute to a government agency or the court or arbitrator that is considering such dispute or to his legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)
Except as set forth otherwise in this Agreement, Executive agrees that Executive shall not disclose the terms of this Agreement, except to Executive’s immediate family and Executive’s financial and legal advisors, or if previously disclosed by the Company in any public filing, or as may be required by law or ordered by a court. Executive further agrees that any disclosure to Executive’s financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(d)
Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality, unless consented to in writing by the former employer or other Person.

9.
Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its Subsidiaries and Affiliates, in whatever form (including electronic), and all copies thereof that are received or created by Executive while employed hereunder by the Company or its Subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company and its Subsidiaries and

Affiliates, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment hereunder and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or its Subsidiaries or Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.

10.	Intellectual Property Rights.

(a)
Executive agrees that the results and proceeds of Executive’s employment by the Company or its Subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from, or developed in the course of, services performed by Executive for the Company while employed by the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its Subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its Subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its Subsidiaries or Affiliates), and the Company or such Subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)
Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all reasonable and lawful things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 10(b) is subject to, and shall not be deemed to limit, restrict or constitute any waiver by the Company of, any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of Executive’s employment by the Company. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every reasonable, proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to provide reasonable assistance to the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Employment Period.

(c)
Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

11.	Nondisparagement.

(a)
During Executive’s employment with the Company and thereafter, Executive agrees not to make, publish or communicate at any time to any person or entity, including, but not limited to, customers, clients and investors of the Company, its Affiliates and their respective present or former members, partners, directors, employees or agents, and the family members thereof, any Disparaging (as defined below) remarks, comments or statements concerning the Company its Affiliates, any entity affiliated with Philip A. Falcone or any of his family members, or any of their respective present and former members, partners, directors, officers, employees or agents.

(b)
In the event (i) Executive’s employment terminates for any reason; and (ii) Executive provides the Company with an irrevocable waiver and general release in the Company’s customary form in favor of the Released Parties (as defined in such form) that has become effective and irrevocable in accordance with its terms, the Company agrees that the Chief Executive Officer and Board shall not make, publish, or communicate at any time to any person or entity any Disparaging (defined below) remarks, comments or statements concerning Executive, except nothing herein shall prevent the Company from making truthful statements regarding Executive’s termination as required or, in the discretion of the Board, deemed advisable to be made in the Company’s or any Affiliate’s public filings.

(c)
For the purposes of this Section 11, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged.

(d)
Notwithstanding the foregoing, this Section 11 does not apply to (i) any truthful testimony, pleading, or sworn statements in any legal proceeding; (ii) attorney-client communications; or (iii) any communications with a government or regulatory agency, and further, it shall not be construed to prevent Executive from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency.

12.
Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 7, 8, 9, 10 or 11 would cause irreparable damage to the Company or any adversely affected Affiliate or Subsidiary in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company or any adversely affected Affiliate or Subsidiary may be entitled to seek (without the necessity of showing economic loss or other actual damage and without the requirement to post a bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 7, 8, 9, 10 or 11 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company or any adversely affected Affiliate or Subsidiary may have for damages under this Agreement or otherwise, and all of the rights of the Company and any adversely affected Affiliate or Subsidiary shall be unrestricted.

13.	Representations of Executive.

(a)
Executive represents, warrants and covenants that, to the best of Executive’s knowledge, as of the date hereof (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Employment Period and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(b)
Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees, agents or attorneys which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

14.
Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Affiliates’ or Subsidiaries’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment hereunder by the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of the Employment Period, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs. Notwithstanding anything to the contrary, in the event the Company requests cooperation from Executive after his employment with the Company has terminated and at a time when Executive is not receiving any severance pay from the Company, Executive shall not be required to devote more than forty (40) hours of his time per year with respect to this Section 14, except that such forty (40) hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.

15.
Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

16.	Assignment.

(a)	This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void.

(b)
This Agreement shall be binding on, and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale of assets or similar transaction and in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).

(c)
Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company and its Affiliates and Subsidiaries hereunder, shall run in favor of and shall be enforceable by the Company, its Affiliates and Subsidiaries hereunder, and any successor or assign to all or substantially all of the Company’s business or assets.

17.
Arbitration. Any controversy, claim or dispute between the parties relating to Executive’s employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement, shall be resolved by arbitration in New York County, New York, in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within 30 days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to change or modify any provision of this Agreement, (c) to base any part of his or her decision on the common law principle of constructive termination, or (d) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration to the fullest extent permitted by applicable law, and one-half (1/2) of the costs of the arbitrator.

18.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions, except that Section 17 and any arbitration proceeding pursuant to Section 17 shall be governed by the Federal Arbitration Act (“FAA”) to the extent it is applicable and by New York law to the extent that the FAA is not applicable. Furthermore, with respect to any judicial proceeding to obtain preliminary injunctive relief pursuant to Section 12 in aid of arbitration, Executive and the Company each agrees and consents to submit to personal jurisdiction in the state of New York in any state or federal court of competent subject matter jurisdiction situated in New York County, New York. Executive and the Company further agree that the sole and exclusive venue for any such proceeding in aid of arbitration shall be in a state or federal court of competent subject matter jurisdiction situated in New York County, New York. In addition, Executive and the Company waive any right to challenge in another court any order entered by such New York County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum.

Further, Executive and the Company waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

Each party shall bear its own costs and expenses (including their respective attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement to the fullest extent permitted by applicable law.

19.	Amendment; No Waiver; Section 409A.

(a)	No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).

(b)
The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(c)
It is the intention of the Company and Executive that this Agreement comply with the requirements of Internal Revenue Code (“Code”) Section 409A, and this Agreement will be interpreted in a manner intended to comply with or be exempt from Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(d)
Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is 6 months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable 6 month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

(e)
For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service”.

(f)
To the extent that any reimbursements pursuant to Section 4(f) or 14 are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4(f) and 14 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

20.
Severability. If any provision or any part thereof of this Agreement, including Sections 7, 8, 9, 10 and 11 hereof, as applied to either party or to any circumstances, shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the court shall modify such provision or the part thereof to the minimum extent necessary to render such provision valid or enforceable, provided, however, if the court nevertheless determines that such provision or part thereof is invalid or unenforceable, then the same shall in no way affect any other provision or remaining part thereof of this Agreement, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Agreement, and the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21.
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

22.
Survival. The rights and obligations of the parties under the provisions of this Agreement that apply after the termination of employment (including without limitation, Sections 7 through 12 and Sections 14, 17, 18 19, 20, 24 and 25) shall survive, and remain binding and enforceable, notwithstanding the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

23.
No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

24.
Clawback. Executive acknowledges that to the extent required by applicable law or written company policy adopted to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the Discretionary Bonus and any other incentive compensation shall be subject to any required clawback, forfeiture, recoupment or similar requirement.

25.
Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to Executive at the most recent address listed in Company records and to the Company at the following address (or at such other address for a party as shall be specified by like notice):

If to the Company:     Suzi R. Herbst
Chief Administrative Officer
450 Park Avenue
New York, New York 10022

26.
Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

27.
Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (PDF), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

HC2 HOLDINGS, INC.

By: /s/ Suzi Herbst
Name: Suzi Herbst
Title: Chief Administrative Officer

_ /s/ Paul Robinson
Paul Robinson